UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2004

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437

(Address of principal executive offices)

Registrant’s telephone number, including area code: (952) 346-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into Material Definitive Agreements

On August 25, 2004, MGI PHARMA, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Zycos Inc., a Delaware corporation, and Zycos Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company. Zycos Inc. is a privately held company focused on the creation and development of oncology and anti-viral products. Pursuant to the terms of the agreement, Zycos Acquisition Corp. will merge with and into Zycos Inc., with Zycos Inc. surviving as a wholly-owned subsidiary of the Company. The agreement includes customary representations, warranties and covenants of the parties to the transaction. The merger is conditioned on the approval of Zycos’s stockholders. The Company has also executed a voting agreement with stockholders representing approximately 70% of the outstanding capital stock of Zycos, which agreement obligates those stockholders to approve the transaction. The Company will pay $50 million in cash at the closing as merger consideration to Zycos’s securityholders, subject to a working capital adjustment. The Company and Zycos expect the merger to close in September 2004.

On August 30, 2004, the Company entered into an Agreement and Plan of Merger and Reorganization with Aesgen, Inc., a Delaware corporation, and MGIP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company. Aesgen, Inc. is a privately held company focused on treating the side effects associated with cancer treatments. Pursuant to the terms of the agreement, MGIP Acquisition Corp. will merge with and into Aesgen, Inc., with Aesgen, Inc. surviving as a wholly-owned subsidiary of the Company. The agreement includes customary representations, warranties and covenants of the parties to the transaction. The merger is conditioned on the approval of Aesgen’s stockholders. The Company has also executed a voting agreement with stockholders representing approximately 93% of the outstanding capital stock of Aesgen, which agreement obligates those stockholders to approve the transaction. The Company will pay $32 million in cash to Aesgen’s securityholders at the closing as merger consideration. The Company is also obligated to pay $33 Million to Aesgen’s former securityholders upon FDA approval of Aesgen’s lead product currently known as Saforis (TM), and an additional $25 million in the event that net sales of Aesgen products containing L-Glutamine, including Saforis, exceed $50 million in the second year after commercial launch of Saforis. After aggregate net sales of Saforis exceed $50 million, the Company will also be obligated to pay Aesgen’s former securityholders a 5% royalty on net sales of Saforis through the end of the ten-year period commencing upon commercial launch of Saforis.

There are no material relationships between the Company or its affiliates and any of the parties to these agreements, other than the agreements themselves.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 31, 2004	MGI PHARMA, Inc.

	By:	/s/ William C. Brown
William C. Brown
Executive Vice President and Chief Financial Officer

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